Exhibit 23.5

Our Ref:	146911:HL:GW:TKC	Direct Tel:	+852 2533 7651 / +852 2533 7697
Your Ref:		Direct Fax:	+852 2810 1179
Date:	24 January 2025	Email:	gw@pcwoo.com.hk / tkc@pcwoo.com.hk

CCSC Technology International Holdings Limited

301-03, 13/F Shatin Galleria

18-24 Shan Mei St

Fotan, Shatin,

Hong Kong

Dear Sirs/Madams,

Re:	CCSC Technology International Holdings Limited (the “Company”)

We are qualified lawyers of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”).

We act as the legal advisers as to the laws of Hong Kong to the Company, a company incorporated under the laws of the Cayman Islands, in connection with the proposed offering as set forth in the Company’s registration statement on Form F-3 filed by the Company with the Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933 (as amended).

We hereby consent to the reference to our name under the caption “Legal Matters” in such registration statement. We also consent to the filing with the SEC of this consent letter as an exhibit to such registration statement.

This consent is rendered solely to you for the filing on Form F-3 and may not be used for any other purpose. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours faithfully,

/s/ P. C. Woo & Co.

P. C. Woo & Co.